Exhibit 99.1

For More Information:

Investor Contact:	Press Contact:
Karen Blasing	Gwen Murphy
Nuance	Nuance
(650) 847-0000	(650) 847-0000
kblasing@nuance.com	gmurphy@nuance.com

NUANCE REPORTS FIRST QUARTER 2003 RESULTS

First Quarter Revenue Grows 27% Year Over Year

MENLO PARK, Calif., April 24, 2003 – Nuance (Nasdaq: NUAN) today announced results for the quarter ended March 31, 2003. Total revenue for the quarter was $11.6 million, up 27% from $9.1 million in the same period of the previous fiscal year.

Software license revenue for the first quarter was $6.1 million, up 4% from $5.9 million in the same period last year. Service revenue was $2.8 million, up 127% from $1.2 million in the same period last year. Maintenance revenue for the first quarter was $2.7 million, up 35% from $2.0 million in the same quarter last year.

Net loss for the quarter was $4.3 million, or $0.13 net loss per share. This compares to a net loss of $10.6 million, or $0.32 net loss per share in the same period last year. Net loss, excluding non-cash compensation expense of $0.07 million and restructuring credits of $0.94 million, was $5.1 million or $0.15 net loss per share for the quarter compared to net loss excluding non-cash compensation expense of $0.45 million and restructuring charges of $1.3 million was $8.8 million or $0.27 net loss per share in the same quarter last year.

As of March 31, 2003, the Company had $121.9 million in cash, cash equivalents and investments.

“The evolution of our business model and the strengthening of the management team over the past year is clearly paying off and provides a strong foundation for continued revenue growth and our drive towards profitability,” said Chuck Berger, president and CEO. “Nuance’s revenue growth in a tough economic environment demonstrates our leadership position in the speech market. The more than 50% reduction in our net loss compared to a year ago, reflects our revenue growth, improved execution and an ongoing focus on expense control.”

Berger Joins as President and CEO

Chuck Berger was appointed president and CEO of Nuance in April 2003, succeeding Ronald Croen who remains Nuance’s chairman of the board. Berger has more than 25 years of experience in high technology, most recently as president and CEO of Vicinity, Inc., a provider of location-based technology and solutions. He was previously CEO of AdForce, and prior to that was CEO of Radius. Earlier in his career he held senior executive roles at Sun Microsystems, Apple Computer, and Rolm.

Nuance Expands and Enhances Product Line

Responding to the market need for speech solutions that are faster and easier to deploy and generate a rapid return on investment, Nuance recently announced its first packaged speech application, Nuance Call Steering™ 1.0. Scheduled for release in June 2003, Nuance Call Steering addresses a multi-million-dollar problem that all enterprises and telecommunications carriers face – accurately and cost-effectively routing customer phone calls to the correct customer care destination. Powered by Say Anything™, Nuance’s natural language understanding technology, Nuance Call Steering is designed to enable companies to consolidate their various customer service phone numbers to one 1-800-number that simply greets callers with “Welcome. What can I do for you today?” A caller may respond by describing their request naturally, rather than awaiting structured prompts. The system can then quickly and automatically route callers to the destination best suited to their needs: such as the billing department, orders department, or store locator.

In February 2003, Nuance announced the general availability of Nuance Voice Platform™, the industry’s first open, VoiceXML standards-based software platform optimized for speech solutions. A number of leading companies have already selected Nuance Voice Platform as the foundation of their speech solutions. With the delivery of Nuance Voice Platform, Nuance is enabling a new class of resellers to maximize the benefits of speech, including increased automation rates, improved customer satisfaction and faster return on investment.

“Making speech solutions easier to implement is critical to the growth of the overall market,” commented Berger. “Nuance Voice Platform and Nuance Call Steering 1.0 have gained strong initial customer acceptance and reflect the benefits of our evolving business model.”

Nuance continued to demonstrate its commitment to the reseller community with the first quarter announcement of Nuance Vocalizer™ 3.0, advanced text-to-speech (TTS) software. Nuance Vocalizer 3.0 is designed to improve caller satisfaction while reducing application development time and costs. Nuance is working with a world-class community of partners including Amcom Software, Avaya, Centurion, Gold Systems, Intervoice, Versay, Viecore, WorkForce Technologies, to design and deliver best-of-breed speech solutions that will leverage Nuance Vocalizer 3.0.

Industry Recognition

In the quarter, Nuance Verifier™ 3.0 was named BiometriTech™ Product of the Year. The BiometriTech Product of the Year award honors innovative products and services that have made a positive contribution to the growth of biometric technologies. Leading banks, insurance providers, telecommunications service providers, government agencies and others rely on Nuance’s voice authentication engine, Nuance Verifier, as a gateway to password-reset processes and as a means to provide secure access to sensitive information.

Customer Success

During the quarter, Nuance Voice Platform was selected by a number of leading companies, including TELUS, the second largest telecommunications company in Canada, and Z-Tel Technologies, a provider of local, long distance and enhanced telecommunications services. Additionally, Nuance announced British Airways’ and Rogers AT&T Wireless’ successful Nuance-powered speech deployments. Developed by Nuance and Aspect Communications, British Airways’ voice-driven flight information line has helped the airline reduce its call centers’ cost-per-call from $3.00 to $0.16. The solution was implemented in just 16 weeks and delivered a 100% Return-on-Investment within six months. Rogers AT&T Wireless’ VoiceCommand voice-activated dialing service, which was developed by Nuance and Intervoice, eliminates the need for customers to memorize phone numbers, or carry an address book when on the go.

About Nuance

Nuance is the speech expert. Nuance’s speech software solutions enable automated access to everything from account balances to flight information, email reading to voice activated dialing – accessed using nothing more than the power of voice and an ordinary phone. In markets around the world, leading enterprises and telecommunications carriers – including British Airways, Nomura Securities, OnStar, Sprint PCS, United Parcel Service, Vodafone, and many more – work with Nuance to reduce costs, increase customer satisfaction and retention, create new sources of revenue and improve security. Nuance is headquartered in Menlo Park, Calif. and has offices around the world. For more information, visit www.nuance.com or call 1-888-NUANCE-8.

This press release contains forward-looking statements, including, for example, those relating to the continued growth of Nuance’s revenues, the continued success of Nuance’s operating results, the success of Nuance’s business model, customer adoption and deployment of Nuance products and the growth of the market for Nuance technology. There is no assurance that the results contemplated by any forward-looking statements will be realized. The following factors, risks and uncertainties, among others, could cause actual results to differ materially from those described or implied in this press release’s forward-looking statements: the risk that Nuance’s revenues and/or the market for Nuance’s products will not grow or will decline; the risk that Nuance will encounter unplanned expenses or events which may negatively impact operating results, the risk that Nuance’s business model will not achieve anticipated success, the risk that customers may not adopt or deploy Nuance products as planned; the risk that unfavorable economic or other global conditions may negatively impact Nuance’s business and/or the market for Nuance technology; and other factors described in Nuance’s filings with the Securities and Exchange Commission, including but not limited to Nuance’s last-filed annual report on form 10-K. Nuance does not undertake to update any oral or written forward-looking statements that may be made by or on behalf of Nuance.

Nuance is a registered trademark of Nuance Communications, Inc. Nuance Call Steering, Say Anything, Nuance Voice Platform, Nuance Vocalizer and Nuance Verifier are trademarks of Nuance. All other trademarks are the property of their respective owners.

Nuance Communications, Inc.

Condensed Consolidated Statements of Operations

(In Thousands, Except Per Share Amounts)

	Three Months Ended
	March 31, 2003	March 31, 2002
Revenue:
License	$6,078	$5,861
Service	2,811	1,236
Maintenance	2,674	1,976

Total revenue	11,563	9,073

Cost of revenue:
License	12	86
Service	2,194	2,018
Maintenance	894	885

Total cost of revenue	3,100	2,989

Gross profit	8,463	6,084

Operating expenses:
Sales and marketing	6,865	8,970
Research and development	3,874	3,685
General and administrative	3,398	3,001
Non-cash compensation expense	74	452
Restructuring charges (credits)	(943)	1,319

Total operating expenses	13,268	17,427

Loss from operations	(4,805)	(11,343)
Interest and other income, net	466	867

Loss before income taxes	(4,339)	(10,476)
Provision for (benefits from) income taxes	(64)	105

Net loss	$(4,275)	$(10,581)

Basic and diluted net loss per share	$(0.13)	$(0.32)

Shares used to compute basic and diluted net loss per share	34,169	33,195

Reconciliation of net loss in accordance with generally accepted accounting principles to adjusted net loss:

Net loss	$(4,275)	$(10,581)
Non-cash compensation expense	74	452
Restructuring charges (credits)	(943)	1,319

Adjusted net loss	$(5,144)	$(8,810)

Adjusted basic and diluted net loss per share	$(0.15)	$(0.27)

Shares used in computing adjusted basic and diluted net loss per share	34,169	33,195

Nuance Communications, Inc.

Condensed Consolidated Balance Sheets

(In Thousands)

	March 31, 2003	December 31, 2002
ASSETS
Current assets:
Cash and cash equivalents	$43,860	$43,771
Short-term investments	76,976	80,624
Accounts receivable, net	7,431	8,350
Prepaid expenses and other current assets	5,279	5,249

Total current assets	133,546	137,994
Property and equipment, net	5,878	6,330
Intangible assets	1,302	1,405
Restricted cash	12,393	12,393
Long-term investments	1,053	3,113
Other assets	451	435

Total assets	$154,623	$161,670

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,139	$1,591
Accrued liabilities	8,067	7,249
Current restructuring accrual	9,989	10,453
Accrued vacation	2,018	1,847
Deferred revenue	8,133	8,954
Current portion of capital lease	41	37

Total current liabilities	29,387	30,131
Long-term restructuring accrual	40,004	42,232
Other long-term liabilities	27	34

Total liabilities	69,418	72,397
Stockholders’ equity	85,205	89,273

Total liabilities and stockholders’ equity	$154,623	$161,670